($75) T/A

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

DEC 22 1998
No. C29048-98
Dean Heller
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
SHERIDAN INDUSTRIES, INC.

Pursuant to the provisions of the Nevada Business Corporations Act, the Undersigned corporation adopts the following amendment to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by shareholder consent by a majority of the shareholders of the corporation on December 22, 1998, said articles are hereby amended and shall read as follows:

Article I
Name

The name of the corporation is Diabetex International Corp.

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2. Additionally, the shareholders consented to a reverse split of the Company's common stock on a 400 to 1 basis.

3. The number of shares of the corporation outstanding at the time of adoption was approximately 17,000,000; and the number of shares entitled to vote thereon were the same.

3. The number of shares consenting to the action was 10,000,000. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

Effective the 22nd day of December, 1998.

Robert Kropf, President

Robert Kropf, Secretary